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                                                                      Ex-99.g(2)

                                   ADMINISTRATION AGREEMENT

                 AGREEMENT made this 14th day of September, 1990, by and
            between MERRILL LYNCH HIGH INCOME MUNICIPAL BOND FUND, INC. , a Maryland corporation (the "Fund'), and MERRILL LYNCH ASSET MANAGEMENT, INC., a Delaware corporation ("MLAM" or the "Administrator");

                                      W I T N E S S E T H

                 WHEREAS, the Fund intends to engage in business as a closed-
            end, non-diversified, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act") ; and
                 WHEREAS, the Fund and MLAM are entering into an investment advisory agreement (the "Investment Advisory Agreement") pursuant to which MLAM will provide investment advice to the Fund and be responsible for the portfolio management of the Fund; and
                 WHEREAS, the Fund desires to retain MLAM to render
            administrative services in the manner and on the terms and conditions hereafter set forth; and
                 WHEREAS, MLAM desires to be retained to perform services on said terms and conditions.

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                 NOW, THEREFORE, in consideration of the premises and the
            mutual covenants hereinafter contained, the Fund and MLAM agree as follows:
                 1. Duties of the Administrator.  The Fund hereby retains
            MLAM to act as administrator of the Fund, subject to the supervision and direction of the Board of Directors of the Fund, as hereinafter set forth. MLAM shall perform or arrange for the performance of the administrative services (i.e., services other than investment advice and related portfolio activities) necessary for the operation of the Fund and, without limiting the generality of the foregoing, shall (i) prepare and file reports and other documents required by U.S. Federal, state and other applicable laws and regulations and by stock exchanges on which Fund shares are listed; (ii) prepare proxy materials and periodic reports to Fund shareholders; (iii) respond to inquiries from Fund shareholders; (iv) calculate, or arrange for the calculation of, the net asset value of the Fund's shares (it being understood that the Fund will reimburse the Administrator for its costs in providing such accounting services to the Fund) ; (v) oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent, dividend disbursing agent and shareholder servicing agent, as well as accounting, auditing and other services; (vi) provide the Fund with the services of persons competent to perform such administrative and clerical functions as are necessary to provide


                                            2.


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            effective operation of the Fund, and (vii) provide the Fund with administrative office and data processing facilities.
                2. Expenses of the Administrator.  MLAM assumes and shall
            pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide office space, facilities, equipment and necessary personnel which it is obligated to provide under paragraph I hereof, except that the Fund shall pay the expenses of legal counsel retained by MLAM as may be necessary or appropriate for the MLAM'S Is performance of its duties and responsibilities under this Agreement. All other expenses of the Fund shall be paid as set forth in the Investment Advisory Agreement.
                3. Compensation of the Administrator.  For the services
            rendered to the Fund by MLAM pursuant to this Agreement, the Fund shall pay to the Administrator a monthly fee at an annual rate of
            0.25 of 1% of the Fund's average daily net assets as determined and computed in accordance with the description of the determination of net asset value contained in the Prospectus of the Fund. Such fee shall be payable in arrears on the last day of each calendar month for services performed hereunder during such month. If the Fund's initial registration statement is declared effective by the Securities and Exchange Commission after the beginning of a month or this agreement terminates prior to the end of a month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.

                                            3.

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                  4. Limitation of Liability of the Administrator,
             Indemnification.
                  (a) The Administrator shall not be liable to the Fund for
             any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund, its shareholders or any sub-investment adviser to which the Administrator shall otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.
                  (b) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Fund or of its own counsel, at the expense of the Fund, and shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.
                  (c) The Fund agrees to indemnify and hold harmless the
             Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its


                                            4.


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             obligations and duties hereunder.  Such expenses shall be paid by the Fund in advance of the final disposition of such matter upon invoice by the Administrator and receipt by the Fund of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to indemnification hereunder by virtue of the Administrator's willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder.
                   (d) As used in this Paragraph 4, the term "Administrator"
             shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.
                   5. Activities of the Administrator.  The services of the
             Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.
                   6. Duration and Termination of this Agreement.  This
             Agreement shall become effective as of the date first above written and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund or the Administrator, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                              5.

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                 7. Amendments of this Agreement.  This Agreement may be
            amended by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto.
                 8. Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
                 9. Counterparts.  This Agreement may be executed by the
            parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.








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                IN WITNESS WHEREOF, the parties hereto have executed this
           Agreement as of the day and year first above written.


                                          MERRILL LYNCH HIGH INCOME MUNICIPAL
                                            BOND FUND,

                                          By:/s/ Arthur Zeikel

           ATTEST /s/ Robert Harris
                  Secretary


                                          MERRILL LYNCH ASSET MANGEMENT, INC.

                                          By:/s/ Terry K. Glenn

           ATTEST /s/ Philip L. Kistein
                  secretary








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